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                                                                   EXHIBIT p(11)

                           CODE OF ETHICS AND CONDUCT

                              HIGH ROCK CAPITAL LLC

                             (REVISED OCTOBER 2000)

As an investment adviser, High Rock Capital LLC (the "Company") is a fiduciary. It and all of its employees owe its clients the highest duty of loyalty. It is crucial to the Company that each employee of the Company (an "Employee") avoid conduct that is or may be inconsistent with the Company's duty of loyalty to its clients. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client's trust, may have the appearance of impropriety.

Because the Company serves as a sub-adviser to a registered investment company (a "Fund Client"), the Company is required to adopt a code of ethics setting forth policies and procedures, including the imposition of restrictions on itself and Employees, to the extent reasonably necessary to prevent certain violations of rules under the Investment Company Act of 1940. This Code of Ethics and Conduct (the "Code") is intended to set forth those policies and procedures and, beyond that, to state the Company's broader policies regarding the Company's and its Employees' discharge of their duty of loyalty to clients.

                                       I.

                                     GENERAL

BASIC PRINCIPLES. This Code is based on a few basic principles that are at the core of our fiduciary duty and that should pervade all professional, as well as all investment-related personal, activities of all Employees: (i) the interests of the Company's clients come before the Company's or Employees' interests; (ii) each Employee's professional activities and personal investment activities must be conducted in a way that is consistent with this Code and avoid any actual or potential conflict between the interests of clients and those of the Company or the Employee; (iii) those activities must be conducted in a way that avoids any abuse of an Employee's position of trust with and responsibility to the Company and its clients, including taking inappropriate advantage of that position.

CATEGORIES OF EMPLOYEES. Beyond these general principles, the Code imposes specific procedures, restrictions and standards on Employees' activities. Because of the Company's small size and the range of duties that Employees may have, all Employees are considered "Access Persons," and "Access Person" procedures, standards and restrictions that might be imposed only on a limited subset of employees in another, larger organization, apply to ALL the Company's Employees.

COMPLIANCE OFFICER. Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the "Compliance Officer." David
L. Diamond, CFA is the Compliance Officer. In his absence, Steven C. Wilner, Vice President will be the acting Compliance Officer.

"SECURITY." For purposes of this Code (and the Insider Trading Policy attached as Appendix 3,) the term "security" includes not only stocks, but also options, rights, warrants, futures contracts, convertible securities or other securities that are related to a security in which the Company's clients may effect transactions or as to which the Company may make recommendations (sometimes also referred to as "related securities"). For purposes of this Code, the term Security does not include securities issued by the federal government, bankers'

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acceptances, certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-ended registered mutual funds.

"COVERED ACCOUNTS." Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." Securities accounts of which the Company is a beneficial owner are generally considered "Covered Accounts." However, investment partnerships of which the Company is a general partner or manager or from which the Company receives fees based on capital gains are generally not considered Covered Accounts despite the fact that the Company or Employees may be considered to have an indirect beneficial ownership interest in them.

In addition, Covered Accounts include each securities account registered in an Employee's name AND each account or transaction in which an Employee has any direct or indirect "beneficial ownership interest." The term "beneficial ownership interest" has a very broad meaning, discussed more completely below and in Appendix 1, and can include accounts of corporations owned by the Employee and even accounts owned by certain family members. It is very important to review Appendix 1 in determining compliance with reporting requirements and trading restrictions.

SPECIFIC RULES ARE NOT EXCLUSIVE. This Code's procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and an awareness that activities other than personal securities transactions could involve conflicts of interest. (For example, accepting favors from broker-dealers could involve an abuse of an Employee's position. The Company is a natural object of cultivation by securities dealers and it is possible that this consideration could impair the Company's objectivity.) If there is any doubt about a transaction for a reportable account or for an Employee's personal account, the Compliance Officer should be consulted.

                                       II.

                        RULES APPLICABLE TO ALL EMPLOYEES

All Employees must comply with the following policies.

ILLEGAL ACTIVITIES. Although our fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum all Employees should be aware that, as a matter of policy and the terms of their employment with the Company, the following types of activities are strictly prohibited:

         (1) Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Company or any of its clients is a participant;

         (2) Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Company has made to such person, in light of the circumstances under which they are made, not misleading;

         (3) Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and




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         (4)      Causing the Company, acting as principal for its own account or for any account in which the Company or any person associated with the Company (within the meaning of the Investment Advisers Act) to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

"INSIDER TRADING." It is the Company's policy that no Employee may engage in what is commonly known as "insider trading": (i) trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. The Company has adopted an "Insider Trading Policy" that describes more fully what constitutes "insider trading" and the legal penalties for engaging in it. That policy is attached to this Code as Appendix 3. Each Employee must review the Insider Trading Policy annually and sign an acknowledgment that he or she has done so. Employees should refer to the Insider Trading Policy (as well as this Code) whenever an Employee believes he or she may have material nonpublic information.

PRECLEARANCE. No Employee may buy, sell, or pledge any security for any Covered Account without obtaining written clearance from the Compliance Officer before the transaction, specifying the securities involved, dated, and signed by the Compliance Officer. It is each Employee's responsibility to bring proposed transactions to the Compliance Officer's attention and to obtain from the Compliance Officer followup written documentation of any oral clearance. Transactions effected without preclearance are subject, in the Compliance Officer's discretion (after consultation with other members of management, if appropriate), to being reversed or, if the Employee made profits on the transaction, to disgorgement of such profits. Additionally, the Compliance Officer's trades shall be approved by the alternate officer and vice versa.

The Compliance Officer need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. As a general matter, due to the difficulty of showing that an Employee did not know of client trading activity or Recommendation Information, the Compliance Officer should not be expected to clear transactions in securities as to which the Company has Recommendation Information, although the Compliance Officer may determine that a particular transaction in such a security does not, under the circumstances, create the appearance of impropriety and permit it.(1) Any decision by the Company that it will purchase or sell a particular security for its clients' accounts or that it will recommend that its clients buy or sell a particular security is considered "Recommendation Information." Recommendation Information also includes any research that could reasonably be expected to lead to a buy or sell decision or recommendation.

Transaction orders must be placed within three trading days after the day approval is granted.

DUTIES OF CONFIDENTIALITY. All Recommendation Information and all information relating to clients' portfolios and activities is strictly confidential. Consideration of a particular purchase or sale for a client account may not be disclosed except to authorized persons.

                                      III.

                    RULES APPLICABLE TO INVESTMENT EMPLOYEES

All Employees must comply with the following policies.


--------------
(1) For example, if an Employee seeks to sell a security he or she has owned for a significant time and the Company is considering buying the same or a related security for clients, the Compliance Officer may determine no appearance of impropriety exists.



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NEW ISSUE SECURITIES. No Employee may purchase new publicly offered issues of any securities ("New Issue Securities") for any Covered Account in the public offering of those securities without the prior approval of the Compliance Officer.

PRIVATE PLACEMENTS. As with all transactions, purchases (or recommendations) of securities for Covered Accounts in private placements must be cleared in advance by the Compliance Officer. In determining whether to approve any such transaction for an Investment Employee, the Compliance Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the Employee by virtue of his or her position with the Company. An Investment Employee who has acquired securities in a private placement must notify the Compliance Officer if he or she is to participate in subsequent consideration of an investment by client accounts in securities of the same issuer. In such circumstances, a decision to acquire securities of that issuer for client accounts must be reviewed independently by an Investment Employee with no personal interest in that issuer prior to placing an order. If no such Investment Employee exists, the transaction may not be effected for client accounts without specific client approval.

SERVICE AS A DIRECTOR. No Investment Employee may serve as a director of a publicly-held company without prior approval by the Compliance Officer and Chief Investment Officer (or another Investment Employee, if the Chief Investment Officer is the proposed board member) based upon a determination that service as a director would be in the best interests of any Client and its shareholders. In the limited instances in which such service is authorized, Investment Employees serving as directors will be isolated from other Investment Employees who are involved in making decisions as to the securities of that company through procedures determined by the Compliance Officer to be appropriate in the circumstances.

                                       IV.

                               EMPLOYEE REPORTING

REPORT OF HOLDINGS. Each Employee must, upon commencement of employment, disclose to the Compliance Officer the identities, amounts, and locations of all securities owned in all Covered Accounts - i.e., accounts in which he or she has a "beneficial ownership interest." In addition, each Employee must disclose similar information within thirty (30) days after the end of each calendar year while employed by the Company.

BROKERAGE ACCOUNTS. Each Employee must instruct each broker, bank, or other financial institution in which the Employee has a Covered Account (i.e., a securities trading account in which the Employee has any direct or indirect beneficial ownership interest) to provide the Company with duplicates of all trade confirmations and all monthly or other periodic statements.

MONTHLY REPORTS. Each Employee must report to the Compliance Officer by the tenth of each month all securities transactions in all of the Employee's Covered Accounts during the preceding month. In addition, each Employee must report all transactions for the account of each person or entity (i) that is not a client of the Company and (ii) for whom the Employee manager provides investment management services or to whom the Employee gives investment or voting advice. Appendix 2 sets forth a form for reporting those transactions.(2)

--------------
(2) If possible, all reportable transactions should be listed on a single form. If necessary, because of the number of transactions, attach a second form and mark it "continuation." All information called for in each column must be completed for every security listed on the report.




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In filing Monthly Reports, Employees must note that:

         a. Each Employee must file a report every month whether or not there were any reportable transactions.

         b. Reports must show all sales, purchases, or other acquisitions or dispositions, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

         c. Monthly reports as to family and other Covered Accounts that are fee-paying clients of the Company, need merely list the account number; transactions need not be itemized.

         d. Employees need not report transactions in direct obligations of the U.S. Government or shares of registered open-end investment companies.

DEFINITION OF BENEFICIAL OWNERSHIP. The concept of "beneficial ownership" of securities is broad and includes many diverse situations. An Employee has a "beneficial ownership" interest in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by the Employee's spouse, minor children and relatives who live full time in the Employee's home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership. Examples of some of the most common of those arrangements are set forth in Appendix 1.(3)

This broad definition of "beneficial ownership" is for purposes of this Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. To accommodate potential differences in concepts of ownership for other purposes, an Employee may include in his/her Monthly Report a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security. For example, if a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the other parent would report such transaction, but could disclaim beneficial ownership by checking the appropriate box on the Monthly Report. Whether or not an Employee's Monthly Report carries such a disclaimer is a personal decision on which the Company will make no recommendation. Accordingly, an Employee may wish to consult his/her own attorney on this issue.

CONFIDENTIALITY. All statements of holdings, duplicate trade confirmations, duplicate account statements, and monthly reports will generally be held in confidence by the Compliance Officer. However, the Compliance Officer may provide access to any of those materials to other members of the Company's management in order to resolve questions regarding compliance with this Code and regarding potential purchases or sales for client accounts, and the Company may provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.


--------------
(3) An Employee need not report transactions in any account over which he or she does not have "any direct or indirect influence or control". The most common example of such a situation is where securities are held in a trust of which an Employee is a beneficiary but is not the trustee and has no control or influence over the trustee. This exception is very limited and will be construed narrowly. Questions about "influence or control" or otherwise about beneficial ownership or reporting responsibilities should be directed to the Compliance Officer.



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                                       V.

                              PROCEDURES; SANCTIONS

TRANSACTION MONITORING. To determine whether Employees have complied with the rules described above (and to detect possible insider trading), the Compliance Officer will review duplicate trade confirmations provided pursuant to those rules within 10 days after their receipt. The Compliance Officer will also compare Monthly Reports with trade confirmations and records of preclearance activities to determine whether Employees are complying with the reporting requirements. The Compliance Officer will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest potential frontrunning, scalping, or other practices that constitute or could appear to involve abuses of Employees' positions.

CERTIFICATION OF COMPLIANCE. By January 30 of each year, each Employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code, including reporting all securities transactions required to be reported.

RETENTION OR REPORTS AND OTHER RECORDS. The Compliance Officer will maintain at the Company's principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 17j-1 under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940, as well as under applicable state laws.

ANNUAL REPORT. The Compliance Officer will prepare an annual report:

         1. summarizing provisions of the Code concerning personal investing by Employees and any changes in the procedures made during the past year;

         2. identifying any issues arising under the Code or related procedures including, but not limited to, violations of the Code concerning personal investing by Employees that required significant remedial action during the past year; and

         3. identifying any recommended changes in the Code based upon the Company's experience thereunder, evolving industry practice, or developments in applicable laws or regulations.

REPORTS OF VIOLATIONS. Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Compliance Officer as soon as practicable. The Compliance Officer will then take such action as may be appropriate under the circumstances.

SANCTIONS. Upon discovering that any Employee has failed to comply with the requirements of this Code, the Company may impose on that Employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.






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                                       V.

                   ACKNOWLEDGMENT OF RECEIPT AND CERTIFICATION

     I have read, understand, acknowledge that I am subject to and agree to abide by the guidelines set forth in this Code of Ethics and Conduct. I further certify that I have complied with the Code (including the Insider Trading Policy attached thereto) since the last date of my certification, and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. I understand that any violation of the Code may lead to sanctions, including my dismissal for cause.

---------------------------------------   --------------------------------------
NAME                                      DATE



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                                   APPENDIX 1

                        EXAMPLES OF BENEFICIAL OWNERSHIP

1. By an Employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

2. By others for the Employee's benefit (regardless of whether or how registered), such as securities held for the Employee by custodians, brokers, relatives, executors or administrators;

3.       For an Employee's account by a pledge;

4. By a trust in which an Employee has an income or remainder interest unless the Employee's only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

5. By an Employee as trustee or co-trustee, where either the Employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6. By a trust of which the Employee is the settlor, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.       By any non-public partnership in which the Employee is a partner;

8. By a personal holding company controlled by the Employee alone or jointly with others;

9.       In the name of the Employee's spouse unless legally separated;

10. In the name of minor children of the Employee or in the name of any relative of the Employee or of his/her spouse (including an adult child) who is presently sharing the Employee's home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee's home;

11.      In the name of any person other than the Employee and those listed in
         (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;

12. In the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the Employee can vest or revest title in himself/herself.



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                                   APPENDIX 2

                     PERSONAL SECURITIES TRANSACTION REPORT


HIGH ROCK CAPITAL LLC
28 STATE STREET
BOSTON, MA 02109

AS REQUIRED BY RULE 204-2(a)(12) OF THE INVESTMENT ADVISERS ACT OF 1940, I SUBMIT THE FOLLOWING INFORMATION CONCERNING TRANSACTIONS DURING THE MOST RECENT CALENDAR MONTH IN SECURITIES IN WHICH I HAVE A DIRECT, OR INDIRECT, BENEFICIAL OWNERSHIP, EXCEPT TRANSACTIONS IN SECURITIES WHICH ARE DIRECT OBLIGATIONS OF THE UNITED STATES AND EXCEPT TRANSACTIONS EFFECTED IN AN ACCOUNT OVER WHICH NEITHER YOU NOR I HAD ANY INFLUENCE OR CONTROL.

DATE         NATURE OF TRANSACTION       SECURITY     NO         PRICE       AMT*         BROKER
OF ACTION    (BUY/SALE/GIFT/ETC.)                     SHARES




* THE AMOUNT SHOULD INCLUDE BOTH PRINCIPAL AMOUNT AND TOTAL AMOUNT. PRINCIPAL EQUALS THE AMOUNT PAID OR RECEIVED EXCLUDING COMMISSIONS.

THE FACT THAT THE FOREGOING TRANSACTIONS ARE BEING REPORTED TO YOU SHOULD NOT BE CONSTRUED AS AN ADMISSION THAT I HAVE ANY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP IN THE SECURITIES INVOLVED.

IN ORDER THAT YOU MAY KEEP YOUR RECORDS AND INFORMATION ON YOUR FORM ADV REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION CURRENT WITH RESPECT TO MY BUSINESS CONNECTIONS, LISTED BELOW ARE ANY CHANGES (ADDITIONS TO, TERMINATIONS OF, CHANGES IN MY POSITION OR THE NATURE OF MY CONNECTIONS WITH) IN MY BUSINESS CONNECTIONS DURING SUCH CALENDAR MONTH.


                           BEGINNING        TERMINATING
                           ---------        -----------
                                                            TYPE          EXACT NATURE
EMPLOYED BY OR             MONTH/YEAR       MONTH/YEAR      BUSINESS      OF CONNECTION
CONNECTED WITH:
NAME/ADDRESS



CHANGE IN RESIDENTIAL ADDRESS:

DATE:                       SIGNED:                        PRINT NAME:

-------------------------   ----------------------------   ---------------------

                                   APPENDIX 3

                              HIGH ROCK CAPITAL LLC

                             INSIDER TRADING POLICY


SECTION I. POLICY STATEMENT

It is the policy of High Rock Capital LLC ("the Firm") that no officer, director or employee may (i) trade, either personally or on behalf of others (including investment companies, collective investment funds, common trust funds and trust accounts managed or advised by the Firm), on the basis of material nonpublic information or (ii) communicate material nonpublic information to others in violation of the law -- conduct that is commonly called "insider trading." This policy applies to every employee and every officer, director and employee of the Firm's general partner, and extends to activities both within and outside of their duties at the Firm. Each such employee, officer or director must read this policy statement and acknowledge his or her understanding of it. Terms used in this Policy but not defined will have the meanings given them in the Firm's Code of Ethics and Conduct.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") and to the communication of material nonpublic information to others. The law concerning insider trading is generally understood to prohibit:

         (circle graphic)   trading by an "insider" while he or she is in
                            possession of material nonpublic information;

         (circle graphic)   trading by a non-insider while he or she is in
                            possession of material nonpublic information, if the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and

         (circle graphic)   communicating material nonpublic information to
                            others in violation of one's duty to keep such information confidential.

The elements of insider trading and the penalties for it are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Officer.

A.  WHO IS AN INSIDER?

The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include certain "outsiders" such as, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, before such an "outsider" may be considered a "temporary insider", the company's relationship with the outsider must be such that the company reasonably expects him or her to keep the disclosed nonpublic information confidential.

B.  WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is "material." Information generally is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if public dissemination of it is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be presumed to be material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in one case, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security(4). In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and whether those reports would be favorable or not.

Perhaps more importantly, knowledge of a decision, or an impending decision, by the Firm to buy or sell a security for its clients or to recommend a security can constitute "material" information.

C. WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

D. BASES FOR LIABILITY.

         1.  FIDUCIARY DUTY THEORY.


In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading.(5)

In DIRKS V. SEC,(6) the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants); or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

----------------
(4)  Carpenter v. U.S., 108 U.S. 316 (1987).
(5)  Chiarella v. U.S., 445 U.S. 22 (1980).
(6)  463 U.S. 646 (1983).

In the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. However, the benefit does not have to be monetary: it can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that more obscurely suggests a "quid pro quo."

         2. MISAPPROPRIATION THEORY.

Another basis for insider trading liability is the "misappropriation" theory, where trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In CARPENTER V. U.S.,(7) the Court found that a columnist defrauded THE WALL STREET JOURNAL when he stole information from the JOURNAL and used it for trading in the securities markets.

The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

         3.  TAKEOVER-RELATED INFORMATION.

One of the most abused types of material nonpublic information is information regarding impending corporate takeovers. To address historical abuses, the SEC adopted Rule 14e-3 under the Securities Exchange Act of 1934. That Rule imposes liability, in addition to any liability that may arise under the other theories described above, for trading while in possession of material information relating to a tender offer if the person trading knows or has reason to know that the information is nonpublic and has been obtained directly or indirectly from (i) the offeror, (ii) the target company, or (iii) any officer, director, partner or employee, or any other person acting on behalf of, either the offeror or the target company.

E. PENALTIES FOR INSIDER TRADING.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

         -        civil injunctions

         - damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers

         -        disgorgement of profits

         -        jail sentences

         - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and

---------------
(7)  108 U.S. 316 (1987).

         - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided, and

         -        prohibition from employment in the securities industry.

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures by the Firm, including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT THE FIRM'S POLICY AGAINST INSIDER TRADING.

The following procedures have been established to aid the officers, directors and employees of the Firm in avoiding insider trading, and to aid the Firm in preventing, detecting and punishing insider trading. Every officer, director and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Officer.

A. IDENTIFYING INSIDE INFORMATION

Any time you think you may have inside information about a company, before you can place any trade in that company's securities, either for yourself or for others (including the Firm's clients), and before you advise anyone (including the Firm's clients) to trade, in that company's securities, ask yourself the following questions:

         (circle graphic)   Is the information material? Is this information
                            that an investor would consider important in making his or her investment decisions? Is it information that would substantially affect the market price of the securities if generally disclosed?

         (circle graphic)   Is the information nonpublic? To whom has this
                            information been provided? Has it been effectively communicated to the marketplace by appearing on the Dow Jones wire or by being published in REUTERS, THE
                            WALL STREET JOURNAL or other publications of general circulation?

If, after asking these questions, you believe the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

         (circle graphic)   Report the matter immediately to the Compliance
                            Officer.

         (circle graphic)   Do not purchase or sell the securities on behalf of
                            yourself or others, including investment companies, collective investment funds, common trust funds or other accounts managed or advised by the Firm.

         (circle graphic)   Do not communicate the information inside or outside
                            the Firm, other than to the Compliance Officer.

         (circle graphic)   After the Compliance Officer has reviewed the issue,
                            you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B. PERSONAL SECURITIES TRADING.

The Firm's Code of Ethics and Conduct requires all Employees to submit to the Compliance Officer (i) an annual report of every security in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest, and (ii) monthly reports of all securities transactions in which they and the foregoing entities and persons have participated. This reporting is in addition to any preclearance procedures that may apply to Employees' accounts. Failure to provide all the reports required under the Code of Ethics and Conduct constitutes a violation of these Procedures as well.

C. RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided in paragraph A above. In addition, you should take steps to keep such information secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic information should be restricted.

D. RESOLVING ISSUES CONCERNING INSIDER TRADING

If, after you have considered the factors described in paragraph A, you are still not sure whether information you have about a company is material or nonpublic, or if you are unsure about whether or how these procedures apply to your situation, or about the propriety of any action, you must discuss the situation with the Compliance Officer before trading or communicating the information to anyone.

E. ACKNOWLEDGMENT

I have read and understand the foregoing policy and procedures and will comply with them in all respects.

----------------------------------------      ----------------------------------
NAME                                          DATE

SECTION III.  SUPERVISORY PROCEDURES


Supervisory Procedures can be divided into two classifications - (A) prevention of insider trading and (B) detection of insider trading.

A.  PREVENTION OF INSIDER TRADING

To prevent insider trading, the Firm will:

         (circle graphic)   provide educational materials to familiarize
                            officers, directors and employees with the Firm's policy and procedures;

         (circle graphic)   designate a knowledgeable employee (the "Compliance
                            Officer") to answer questions regarding the Firm's policy and procedures;

         (circle graphic)   resolve issues of whether information received by an
                            officer, director or employee of the Firm is material and nonpublic;

         (circle graphic)   review on a regular basis and update as necessary
                            the Firm's policy and procedures; and

         (circle graphic)   when it has been determined that an officer,
                            director or employee of the Firm has material nonpublic information,

                            (circle graphic)   implement measures to prevent
                                               dissemination of such
                                               information, and

                            (circle graphic)   if necessary, restrict officers,
                                               directors and employees from
                                               trading the securities.

B. DETECTION OF INSIDER TRADING

To detect insider trading, the Firm's Compliance Officer will, on an annual basis:

         (circle graphic)   review all trading activity reports filed by each
                            officer, director and employee within ten days of their submission;

         (circle graphic)   review the trading activity in the Firm's own
                            account and in accounts managed or advised by the Firm; and

         (circle graphic)   coordinate the review of such reports with such
                            other Firm officials as may be appropriate.

C. SPECIAL REPORTS TO MANAGEMENT

Promptly, upon learning of a potential violation of the Firm's Policy and Procedures to Detect and Prevent Insider Trading, the Compliance Officer should prepare a written report to such other member's of the Firm's management as may be appropriate, providing full details and recommendations for further action.

D. ANNUAL REPORTS TO MANAGEMENT

On an annual basis, the Compliance Officer and other Firm officials will:

         (circle graphic)   review and evaluate the full details of any
                            investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

         (circle graphic)   evaluate of the current procedures and any
                            recommendations for improvement; and

         (circle graphic)   review and evaluate the Firm's continuing
                            educational program regarding insider trading.

E.  RECORDKEEPING

The Firm will designate an individual with responsibility for maintaining, in an accessible place, the following materials:

         (circle graphic)   a copy of this Policy and Procedures to Detect and
                            Prevent Insider Trading;

         (circle graphic)   a record of any violation of these procedures for
                            the most recent five years, and a detailed synopsis of the actions taken in response;

         (circle graphic)   a copy of each transaction report required to be
                            filed under Section II.B. for the most recent five years; and

         (circle graphic)   a list of all persons who are or have been required
                            to file transaction reports.

                                                                      APPENDIX N

                              HIGH ROCK CAPITAL LLC

         Section 204A of the Advisers Act and the Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA) requires all investment advisers to establish, maintain and enforce written policies and procedures designed to detect and prevent insider trading. Below are the policies and procedure set forth by High Rock Capital.

                       POLICY STATEMENT ON INSIDER TRADING

         High Rock Capital forbids any officer, manager or employee from trading, either personally or on behalf of any portfolio managed by High Rock Capital, on material nonpublic information in violation of the law. This conduct is frequently referred to as "insider trading". High Rock Capital's policy applies to every officer, manager and employee and extends to activities within and outside of their duties at High Rock Capital. Every officer, manager and employee must read and retain this policy statement. Violation of the following procedures may result in serious sanctions, including dismissal, substantial personal liability and criminal penalties.

         "Material" information is any information that a reasonable investor would consider important to a decision to buy, hold or sell stock and which therefore could reasonably affect the price of the stock. Examples of material information include: projections of future earnings or losses; knowledge regarding a pending or proposed merger, acquisition or tender offer or regarding a significant sale of assets; changes in dividend policies; the declaration of a stock split or the offering of additional securities; major litigation; changes in management; and the award or loss of a substantial purchase orders. Either positive or negative information may be material.

         "Nonpublic" information is information which has not been effectively communicated to the market place.

         If you are unsure at any time as to whether you are in possession of material nonpublic information about a company, you should contact the Officer for clarification.

            PROCEDURE FOR DETECTION AND PREVENTION OF INSIDER TRADING

I. If any officer, manager or employee believes they have material nonpublic information, that person should take the following steps:

         A.       Report the matter immediately to the Officer

         B. After review of the issue with the Officer, instructions will be given to continue the prohibitions against trading and communication, or allowance given to trade and communicate the information.

II. All officers, managers and employees of High Rock Capital shall disclose, on a quarterly basis, every security transaction in which they, their families (including the spouse, minor children, and adults living in the same household of the officers, managers and employees), and trusts of which they are trustees or in which they have a beneficial interest. A signed copy of all transactions produced from an internal portfolio system or a copy of each person's brokerage confirmation statements will serve as such disclosure and will be submitted by each officer, manager and employee.

III. This policy and procedure will be reviewed on a regular basis by the Officer and updated as necessary. The Officer will provide any additional educational services or information relating to the law as it becomes available.

                                 ACKNOWLEDGMENT

Signed                                       Dated
      ------------------------------------        ------------------------------

                                                                      APPENDIX O

                                 CODE OF ETHICS

I. Introduction

         A primary duty of all managers, officers and employees of High Rock Capital LLC (the "Adviser") and its affiliated companies, when dealing with investment advisory clients, is to conduct themselves in conformance with the highest ethical standards. Thus, no managers, officers or employee of the Adviser shall engage in any activity that could result in an actual, potential or perceived conflict of interest, and must avoid any action which may be perceived as a breach of trust.

         This Code of Ethics ("Code") and the Policies and Procedures Designed To Detect and Prevent Insider Trading set forth the policies concerning the purchase or sale of securities by directors, officers or employees or their family members. It further sets forth the procedures to be used to report the purchase or sale of any securities by such person. This Code is designed to ensure compliance with the requirements of Section 204A and 204 of the Investment Advisers Act of 1940, as amended (the "Act"), and Rule 204-2(a)(12) thereunder and to prevent the misuse of material non-public information.

II. Definitions

         A. The "Adviser" means High Rock Capital LLC.

         B. "Security" shall mean, in addition to any stock or bond, any warrant or option to buy or sell any security and any warrant for, option in, or security immediately convertible to that security. The term security does not include securities issued by the U.S. Government, state or municipal governments, bankers acceptances, bank certificates of deposit, commercial paper, and capital shares of registered open-end investment companies.

         C. "Advisory Client" means any individual, group of individuals, partnership, trust or company, including a registered investment company for whom the Adviser acts as investment adviser.

         D. "Advisory Person" means any manager, officer or employee of the Adviser or any company in a control relationship to the Adviser, who, in connection with his/her regular functions or duties, makes any recommendation for the purchase or sale of a security, or participates in the determination of which recommendation shall be made, or obtains any information concerning which securities are being recommended to be purchased or sold on behalf of Advisory Clients.

         E. "Control" shall have the same meaning as set forth in the Act.

         F. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such a person seriously considers making such a recommendation.

         G. "Affiliated Account" means the account of any family member as defined herein; the account for which any Advisory Person is a custodian or trustee; the account of any partnership, joint venture, trust or other entity in which an Advisory Person or his/her family member has a beneficial interest; the account of a director or officer of a mutual fund Advisory Client.

         H. "Family Member" means the spouse, minor child, parent or sibling of an Advisory Person, and any adult related by blood or marriage who resides in the same household or any minor child or other relative dependent for financial support upon a manager, officer or employee.

         I. "Beneficial Interest" means an interest whereby a person can, directly or indirectly, control the disposition of a security or derive a monetary or other benefit form the purchase, sale or ownership of a security.

         J. "Compliance Officer" means David L. Diamond, CFA.

III. Prohibitions

         A. No Advisory Person may purchase or sell, directly or indirectly, for his/her personal account or an Affiliated Account, a Security in which he/she, by reason of such transaction acquires any beneficial interest which he/she knew, or in the exercise of reasonable prudence, should have known at the time of the purchase or sale:

                  (1) is being considered or is likely to be considered in the near future for the purchase or sale for an Advisory Client; or

                  (2) is being purchased for an Advisory Client.

         B. No Advisory Person, except in the course of his/her duties, reveal to any other person any information regarding securities transactions being considered, recommended or executed on behalf of Advisory Clients.

         C. No Advisory Person shall purchase or sell securities while in possession of material non-public information nor shall any Advisory Person or employee communicate material non-public information to another person.

         D. No Advisory Person may have a direct or indirect beneficial interest in a brokerage account or similar account in which securities or commodities may be traded with any financial institution. Exceptions to this prohibition may be granted by the Compliance Officer.

Should an exception be granted, The Advisory Person will be required to assure that duplicate copies of all confirmations and monthly brokerage statements are sent to the Compliance Officer.

IV. Exempted Transactions

         The Prohibitions of Section III of this Code shall not apply to the following transactions:

         A. Purchases or sales effected in any account over which the Advisory Person has no direct or indirect influence or control.

         B. Purchases or sales which are not eligible for purchase or sale by Advisory Clients.

         C. Purchases or sales which are non-volitional on part of the Advisory Person.

         D. Purchases or sales of securities which are part of an automatic dividend reinvestment plan.

         E. Purchases of securities effected upon by the exercise or rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         F. Purchases or sale which receive the prior approval of the Compliance Officer because they are not potentially harmful to any Advisory Client's interest since they would be unlikely to affect a highly institutional market or they clearly are not related economically to the securities or futures contracts to be purchased, sold or held by an Advisory Client.

V. Procedures

         A. All Advisory Persons will receive and acknowledge receipt of this Code.

         B. All Advisory Persons shall, no later than ten days after the end of each calendar quarter, complete a Securities Transaction Report and submit this to the Compliance Officer. This report must be completed whether or not any securities transactions occurred.

VI. Duties of the Compliance Officer

         The administration of the duties and obligations imposed by this Code shall be the responsibility of the Compliance Officer. The duties include:

         A. Maintenance of a current list of all Advisory Persons.

         B. Review of Securities Transactions Reports by Advisory Persons, and any other records deemed necessary, with a view toward assurance of compliance with this Code.

         C. Furnishing to all Advisory Persons a copy of this Code and issuing, either personally or with the assistance of counsel, interpretations of this Code.

         D. Maintain, or cause to be maintained, in an easily accessible place, for a period of not less than five (5) years; (i) a copy of this Code; (ii) a record of any violation of this Code and any action taken as a result of such violation; (iii) a list of all persons, who, within the last five years have been required to make reports pursuant to this Code; (iv) a copy of all reports filed pursuant to this Code.

         All Advisory Persons are charged with reporting any violation of this Code to the Compliance Officer.

                     Acknowledgment of Receipt of this Code:


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